[MORRISON & FOERSTER LLP LETTERHEAD]


                                  May 12, 2000


Nations Fund Trust
c/o Stephens Inc.
111 Center Street
Little Rock, Arkansas 72201

         Re:   Nations Fund Trust Reorganizations

Ladies and Gentlemen:

         This opinion is being delivered to you pursuant to Sections 9(e) and 10(g) of that certain Agreement and Plan of Reorganization, dated as of February 1, 2000 (the "Agreement"),1 by Nations Fund Trust, a Massachusetts business trust (the "Trust"), for itself and on behalf of Nations Managed Value Index Fund and Nations Managed SmallCap Value Index Fund (each, an "Acquired Fund," and, collectively, the "Acquired Funds"), and Nations Managed Index Fund and Nations Managed SmallCap Index Fund (to be re-named Nations SmallCap Index Fund) (each, an "Acquiring Fund," and, collectively, the "Acquiring Funds"). Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificate delivered to us for purposes of rendering this opinion by the Trust, for itself and on behalf of the Acquiring Funds and the Acquired Funds (the "Certificate of Representations").

         Pursuant to the Agreement, each Acquiring Fund shall acquire all of the assets and assume the liabilities of the corresponding Acquired Fund (each acquisition, the "Reorganization," and, collectively, the "Reorganizations"). The Reorganizations are further described in the combined proxy statement/prospectus (the "Proxy/Prospectus"), and the appendices thereto, of the Trust, as filed on Form N-14 with the SEC on or about December 29, 1999 (File No. 333-93797).

         We have acted as counsel to the Trust in connection with the Reorganizations. As such, and for purposes of rendering this opinion, we have examined and are familiar with the Agreement, the Proxy/Prospectus and such other presently existing documents,

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     1 References contained herein to the "Agreement" include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.

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Nations Fund Trust
May 12, 2000

records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         In addition, we have assumed (i) that the Reorganizations will be consummated in accordance with the provisions of the Agreement and as described in the Proxy/Prospectus, (ii) the truth and accuracy, as of the date of the Agreement and the date hereof, of the representations and warranties made by the parties to the Agreement, (iii) the truth and accuracy of the representations made to us by the Trust in the Certificate of Representations, and (iv) that any representation made "to the knowledge" or similarly qualified is correct without such qualification.

         The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or sustained by a court.

         Our opinion relates solely to the tax consequences of the Reorganizations under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Reorganizations under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Reorganizations or any other transaction (including any transaction undertaken in connection with the Reorganizations).

         No opinion is expressed as to any transaction other than the Reorganizations as described in the Agreement or as to any transaction whatsoever, including the Reorganizations, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representation, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. We have not independently investigated or verified the validity of any representations made in connection with the

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Nations Fund Trust
May 12, 2000

Reorganizations upon which we have relied in rendering this opinion. We also note that the tax consequences addressed herein may depend upon the actual occurrence of events in the future, which events may or may not be consistent with such representations. To the extent the facts differ from those relied on and assumed herein, our opinion should not be relied upon.

         This opinion may not be applicable to certain classes of Acquired Fund shareholders, including securities dealers and foreign persons.

         Based upon and subject to the foregoing, we are of the opinion that each Reorganization will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and each Acquiring Fund and the corresponding Acquired Fund will be a "party to a reorganization," within the meaning of
Section 368(b) of the Code, in respect of the Reorganization.

         This opinion is intended solely for your benefit and for the benefit of the Acquiring Funds, the Acquired Funds and their respective shareholders; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                         Very truly yours,

                                         /s/ Morrison & Foerster LLP

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Nations Fund Trust
May 12, 2000

Partners:         Stephen L. Feldman
                  Michael S. Powlen

Preparer:         Raj Tanden